Exhibit 10.31

300 N. Milwaukee Avenue Vernon Hills, IL 60061 Phone: 847.371.8000 Toll-free: 800.800.4239 Fax: 847.465.6800 CDW.com

September 13, 2011

By Email

Christina Corley

Re:    Letter Agreement re Sign-On Bonus, Indemnification and Defense

Dear Chris:

As part of our offer of employment, CDW has agreed to pay you a one-time sign-on bonus in the amount of $78,400 to be paid within 14 days after your start date. If you voluntarily terminate your employment with CDW for any reason or if CDW terminates your employment for Cause (as defined in the Compensation Protection Plan in which you will be a participant) within one year after your start date, you agree to repay this sign-on bonus to CDW.

As part of our offer of employment, CDW further has agreed to: (i) indemnify you from any liability/damages that may be assessed against you in connection with any dispute or action brought against you by Zones, Inc. related to or arising out of the Zones, Inc. Employee Innovations and Proprietary Rights Assignment Agreement you signed on March 31, 2003 (the “Zones Agreement”); and (ii) provide legal defense to any action or dispute Zones may initiate against you in connection with the Zones Agreement, provided that such action or dispute arises from your employment with CDW. CDW’s offer is subject to the following conditions:

(i)     Your representation that to the best of your knowledge, you have made full and truthful disclosure to CDW of all facts and circumstances relating to the subject matter of the Zones Agreement, including but not limited to your representation that you did not take any of Zones’ Proprietary Information as defined in paragraph 1 of the Zones Agreement when you left Zones’ employ;

(ii)     Your representations that you will not at any time in the performance of your duties for CDW use any of Zones’ Proprietary Information as defined in paragraph 1 of the Zones Agreement;

(iii)    Your agreement to be represented by counsel of CDW’s choosing, and to the extent CDW may also be a party to any action covered by this agreement and CDW decides to have its counsel also represent you, your execution of a joint representation agreement allowing counsel to represent both you and CDW;

(iv)    Your agreement that any and all information disclosed by you in the course of any action covered by this agreement, or which your counsel may become aware, may be disclosed to CDW; and

(v)    You remain employed by CDW.

You specifically acknowledge that should any of these conditions not be met, CDW will not be obligated to indemnify you or continue to provide legal representation and that in such event, you would be obligated to reimburse CDW for all attorneys’ fees and other costs incurred to date in providing legal defense to you; provided, however, that you will be obligated to reimburse CDW due to the failure of condition (v) only if you voluntarily terminate your employment with CDW for any reason or if CDW terminates your employment for Cause (as defined in the Compensation Protection Plan in which you will be a participant) and in either case only with respect to attorneys’ fees and other costs incurred within the two year period prior to your last day of employment.

Please feel free to contact me if you have any questions regarding the matters addressed by this letter. If not, and you are in agreement with these conditions, please sign this letter and return it to me at your earliest convenience.

Very truly yours,

/s/Thomas Richards
Thomas Richards
President and Chief Operating Officer
CDW Direct LLC

I represent that I have reviewed and understand the conditions of this agreement as set forth above, that I have been given the opportunity to consult independent legal counsel, and that by signing this letter, I accept and agree to the terms of this agreement. I further understand and acknowledge that nothing in this agreement changes the at will nature of the employment relationship between me and CDW.

/s/ Christina M. Corley
Christina Corley

Dated: September 18, 2011